EXHIBIT 5.2

                       Resignation of Director and Officer

I, Linda Hannon, resign as Director, Secretary and Treasurer of 12 to 20 Plus, Inc. there being no disagreements or conflicts with the company.

Dated: this 19th day of January, 2005


/s/Linda Hannon
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   Linda Hannon